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                                     EXHIBIT E-1


                              COMPANY SECURITY AGREEMENT


         THIS SECURITY AGREEMENT (the "Security Agreement") is executed as of June 12, 1996 by and between JCAC, Inc. (the "Company") and Chemical Bank, as administrative agent (the "Administrative Agent") for the Agents, the Lenders and any Interest Rate Hedge Providers (each as defined in the Credit Agreement referred to hereafter).

                                 W I T N E S S E T H:
                                 - - - - - - - - - -

         WHEREAS, the Company is entering into that certain Credit Agreement dated as of the date hereof with the Lenders and the Agents (as modified, supplemented, amended, extended, supplanted or restated from time to time, the "Credit Agreement");

         WHEREAS, the Credit Agreement requires the Company to enter into certain Rate Hedging Agreements (as defined in the Credit Agreement) with Interest Rate Hedge Providers;

         WHEREAS, the execution and delivery of this Security Agreement is a condition precedent to the availability of credit under the Credit Agreement;

         NOW, THEREFORE, in order to induce the Agents and the Lenders to enter into the Credit Agreement and to induce any Interest Rate Hedge Providers to enter into Rate Hedging Agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  DEFINITIONS.

         As used in this Security Agreement:

         "Accounts" means "accounts" as defined in Section 9-106 of the UCC.

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         "Chattel Paper" means "chattel paper" as defined in Section 9-105 of the UCC.
         "Collateral" means all tangible and intangible property, wherever located, whether now owned or hereafter existing, in which the Company now has or hereafter acquires any right or interest, and the Proceeds (including insurance proceeds), products, substitutions and replacements thereof and additions and accessions thereto and all cash and cash equivalents, bank accounts, special collateral accounts, and all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto, including, without limitation, the following property: all Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Investment Property, Stock Rights and Proceeds, products, additions and accessions thereto or thereof; PROVIDED, HOWEVER, that Collateral shall not include (i) licenses and permits issued by the FCC to the extent it is unlawful to grant a security interest in any such license or permit or to the extent that the grant of any such security interest in any such license or permit would result in the forfeiture of any such license or permit or a default under any such license or permit, (ii) assets and stock of newly formed subsidiaries of the Company, to the extent that the Administrative Agent is not to receive a security interest therein, as provided in clause (i) of the lead in paragraph of Section 6.15 of the Credit Agreement, (iii) collateral pledged to the Administrative Agent pursuant to the Company Pledge Agreement and (iv) the funds and segregated account at Society National Bank of Cleveland described in Section 6.15(h) of the Credit Agreement.

         "Deposit Accounts" means "deposit accounts" as defined in Section 9-105 of the UCC.

         "Documents" means "documents" as defined in Section 9-105 of the UCC.

         "Equipment" means "equipment" as defined in Section 9-109(2) of the UCC.

         "Fixtures" means "fixtures" as defined in Section 9-313 of the UCC.


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         "General Intangibles" means "general intangibles" as defined in
Section 9-106 of the UCC, including, without limitation, all contract rights, rights to receive payments of money, choses in action, judgments, tax refunds and tax refund claims, patents, trademarks, trade names, copyrights, licenses (including, without limitation, those issued by the FCC except to the extent that it is unlawful to grant a security interest in any such license or that the grant of any such security interest therein would result in a default under any such license), franchises, leasehold interests in real or personal property, rights to receive rentals of real or personal property, and guarantee claims.

         "Instruments" means "instruments" as defined in Section 9-105 of the UCC, including, without limitation, all checks, drafts, notes, bonds, debentures, government securities, certificates of deposit, letters of credit, preferred and common stocks, options and warrants.

         "Inventory" means "inventory" as defined in Section 9-109 of the UCC, including, without limitation, all inventory, raw materials, work in process, finished goods, returned or repossessed goods, goods held for sale or lease or furnished or to be furnished under contracts of service and goods released to the Company or to third parties under trust receipts or similar documents.

         "Investment Property" means "investment property" as defined in the Uniform Commercial Code as in effect on the date hereof in the State of Illinois.

         "Proceeds" means "proceeds" as defined in Section 9-306 of the UCC.

         "Receivables" means the Accounts, Chattel Paper, Documents, General Intangibles and Instruments.

         "Section" means a numbered section of this Security Agreement, unless another document is specifically referenced.

         "Security Agreement" means this Security Agreement, as it may be amended or modified and in effect from time to time.


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         "Stock Rights" means any stock, any dividend or other distribution and any other right or property which the Company shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any shares of stock constituting Collateral and any stock, any right to receive stock and any right to receive earnings, in which the Company now has or hereafter acquires any right.

         "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

2.  GRANT OF SECURITY INTEREST.

         In order to secure the full and complete payment and performance by the Company of the Obligations when due, the Company hereby pledges and grants to the Administrative Agent for the benefit of the Agents, the Lenders and any Interest Rate Hedge Providers, equally and ratably in proportion to the total Obligations owing at any time to the Agents, the Lenders and any Interest Rate Hedge Providers, a continuing lien and security interest in the Collateral.

3.  REPRESENTATIONS AND WARRANTIES.

         The Company represents and warrants to each Agent, each Lender and each Interest Rate Hedge Provider that:

         3.1 EXISTENCE AND STANDING. The Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

         3.2 AUTHORIZATION, VALIDITY AND ENFORCEABILITY. The execution and delivery by the Company of this Security Agreement has been duly authorized by proper corporate proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of the


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Company and creates a security interest which is enforceable against the Company in accordance with its terms in respect of all now owned and hereafter acquired Collateral, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         3.3  CONFLICTING LAWS AND CONTRACTS.  Except as provided in Section
5.3 of the Credit Agreement, neither the execution and delivery by the Company of this Security Agreement, nor the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or the Company's certificate of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Company is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Company pursuant to the terms of any such indenture, instrument or agreement, except any violation, default or Lien which would not have a material adverse effect on the business, financial condition or operations of the Company. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Security Agreement or the grant of the security interest in the Collateral pursuant hereto, other than the filing, within the period established by applicable law, of this Security Agreement with the FCC and as otherwise provided in Section 5.3 of the Credit Agreement.

         3.4 PRINCIPAL LOCATION. The Company's mailing address and the location of its chief executive office and the books and records relating to the Receivables are disclosed in Exhibit "A" hereto; the Company has no other places of business except those set forth in Exhibit "A" hereto.


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         3.5  PROPERTY LOCATIONS.  The Inventory and Equipment and Fixtures are
located solely at the locations described in Exhibit "A" hereto and have not, within the four months preceding the date of this Security Agreement, been located at any other locations. None of said locations are leased by the Company as lessee except those designated in Part B of Exhibit "A" hereto.

         3.6 NO OTHER NAMES. The Company has not conducted business under any name except JCAC, Inc. and the name in which it has executed this Security Agreement. As of the Closing Date, the Company will not have conducted business under any name except JCAC, Inc. and Citicasters Inc.

         3.7 NO DEFAULT. No Default or Unmatured Default exists as of the date hereof.

         3.8 RECEIVABLES. The names of the obligors, amounts owing, due dates and other information with respect to the Receivables are and will be correctly stated in all material respects in all records of the Company relating thereto and in all invoices and reports with respect thereto furnished to the Administrative Agent by the Company from time to time upon a request therefor.

         3.9 FILING REQUIREMENTS. None of the Equipment (other than vehicles) is covered by any certificate of title. No security interests or liens have been filed in respect of any of the Collateral under any federal statute (other than filings with the United States Patent and Trademark Office with respect to federally registered patents and trademarks). The legal description and street address of those properties designated by the Administrative Agent on which any Fixtures are located are set forth in Exhibit "B" hereto together with the name and address of the record owner of each such property. Upon (a) filing financing statements naming the Company as "debtor" and the Administrative Agent as "secured party" and describing the Collateral in the filing offices set forth on Exhibit "E" hereto and (b) the Instruments listed on Exhibit "D" which constitute Collateral having been delivered to the Administrative Agent, the security interests in the Collateral (other than (i) motor vehicles, (ii) Deposit Accounts, (iii) federally registered patents and trademarks to the extent


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a filing with the United States Patent and Trademark Office is required to perfect a security interest therein and (iv) fixtures on real property owned or leased by the Company or any Subsidiary which is not subject to a Mortgage granted to the Administrative Agent hereunder) will constitute perfected security interests therein superior and prior to all Liens (other than Liens permitted by Section 6.17 of the Credit Agreement).

         3.10 NO FINANCING STATEMENTS. No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Company as debtor has been filed in any jurisdiction except financing statements (a) naming the Administrative Agent as secured party, (b) covering Liens permitted by Section 6.17 of the Credit Agreement and (c) as described in Exhibit "C" hereto.

         3.11 PLEDGED SECURITIES. Exhibit "D" hereto sets forth a complete and accurate list of the Instruments if any, delivered to the Administrative Agent for the benefit of the Agents, the Lenders and any Interest Rate Hedge Providers. The Company is the direct and beneficial owner of each share of stock, if any, listed on Exhibit "D" annexed hereto as being owned by it. The Company further represents and warrants that all of such shares of stock have been duly and validly issued, are fully paid and non-assessable and are owned by the Company free and clear of any Liens, except for the security interest granted to the Administrative Agent hereunder and Liens permitted by Section
6.17 of the Credit Agreement.

         3.12 NO LIENS. Except for the Lien granted to the Administrative Agent for the benefit of the Agents and the Lenders hereunder, the Company owns and, as to all Collateral whether now existing or hereafter acquired will continue to own, each item of the Collateral free and clear of any and all Liens, rights or claims of all other Persons other than as permitted by Section
6.17 of the Credit Agreement, and the Company shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Administrative Agent or any Lender.


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4.  COVENANTS.

         From the date of this Security Agreement and thereafter until this Security Agreement is terminated:

         4.1  GENERAL.

              4.1.1 INSPECTION. The Company will permit any Agent or any Lender, by its or their representatives and agents, to inspect the Collateral without materially interfering with the Company's normal operations, to examine and (except in the case of confidential information relating to the Company's relationship with third parties) make copies of the records of the Company relating thereto, and to discuss the Collateral and the records of the Company with respect thereto with, and to be advised as to the same by, the Company's officers and employees and, after the occurrence and during the continuance of any Default or Unmatured Default, with any person or entity which is or may be obligated on any Receivable, all at such reasonable times and intervals as any Agent or any Lender may determine, all at the Company's expense.

              4.1.2 TAXES. The Company will pay, before they become delinquent, all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which no Lien exists other than Liens permitted by Section 6.17 of the Credit Agreement.

              4.1.3 RECORDS AND REPORTS. The Company will maintain complete and accurate books and records with respect to the Collateral, and furnish to the Administrative Agent, with sufficient copies for each of the Agents, the Lenders and any Interest Rate Hedge Providers, such reports relating to the Collateral as the Administrative Agent shall from time to time reasonably request.

              4.1.4 NOTICE OF DEFAULT. The Company will give prompt notice in writing to the Agents, the Lenders and any Interest Rate Hedge Providers of the occurrence of any Default or Unmatured Default and of any other development (other than the issuance or adoption of any new federal, state or local statute, regulation or


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ordinance or any other development affecting the broadcasting industry generally), financial or otherwise, which is reasonably likely to materially adversely affect a substantial portion of the Collateral or the ability of the Company to pay the Obligations.

              4.1.5 FINANCING STATEMENTS AND OTHER ACTIONS. The Company will execute and deliver to the Administrative Agent all financing statements and other documents (and, if so requested by any Agent or any Lender, use its best efforts to obtain landlord waivers) and take such further actions from time to time reasonably requested by any Agent or any Lender in order to establish and maintain a first perfected security interest in the Collateral or to otherwise obtain the full benefits of this Security Agreement. In addition, without limiting the generality of the foregoing, the Company will:

              (a) mark conspicuously each and every writing which individually or which when taken with one or more other writings constitutes Chattel Paper included in the Collateral with a legend, in form and substance satisfactory to the Administrative Agent, indicating the interest of the Administrative Agent therein;

              (b) after the occurrence and during the continuance of a Default, mark conspicuously each document included in the Receivables and, at the request of the Administrative Agent, each of its records pertaining to the Collateral with a legend, in form and substance satisfactory to the Administrative Agent, indicating that such document or Collateral is subject to the security interest granted hereby; and

              (c) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Administrative Agent may request, in order to perfect and preserve the security interest and other rights granted or purported to be granted to the Administrative Agent hereby.

              4.1.6 DISPOSITION OF COLLATERAL. The Company will not sell, lease or otherwise dispose of the Collateral, except as permitted by Section
6.13 of the Credit Agreement.


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              4.1.7     LIENS.  The Company will not create, incur, or suffer
to exist any Lien except the security interest created by this Security Agreement and Liens permitted by Section 6.17 of the Credit Agreement. The Company agrees to warrant and defend title to and ownership of the Collateral and the lien created by this Security Agreement against the claims of all Persons and maintain and preserve such lien at all times during the term of this Security Agreement.

              4.1.8 CHANGE IN LOCATION OR NAME. The Company will not (i) have any Inventory, Equipment or Fixtures or proceeds or products thereof (other than Collateral disposed of as permitted by Section 4.1.6) at a location other than a location specified in Exhibit "A" hereto or any jurisdiction in the United States in which a financing statement or similar evidence of a security interest under applicable law has been filed against the Company, as debtor, by the Administrative Agent, as secured party, (ii) maintain records relating to the Receivables at a location other than at the location specified on Exhibit "A", (iii) maintain a place of business at a location other than a location specified on Exhibit "A" hereto, (iv) change its name, or (v) change its mailing address, unless, in the case of each of clauses (i) through (v) above, the Company shall have given the Administrative Agent not less than 30 days' prior written notice thereof.

              4.1.9 OTHER FINANCING STATEMENTS. The Company will not sign or authorize the signing on its behalf of any financing statement naming it as debtor covering all or any portion of the Collateral, except financing statements (a) naming the Administrative Agent as secured party, (b) covering Liens permitted by Section 6.17 of the Credit Agreement and (c) as described in Exhibit "C" hereto.

         4.2  RECEIVABLES.

              4.2.1 CERTAIN AGREEMENTS ON RECEIVABLES. The Company will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, so long as no Default has occurred and is continu


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ing, the Company may reduce the amount of Accounts in accordance with its present policies and in the ordinary course of business.

              4.2.2 COLLECTION OF RECEIVABLES. Except as otherwise provided in this Security Agreement or the Credit Agreement, the Company will collect and enforce, at the Company's sole expense, all amounts due or hereafter due to the Company under the Receivables.

              4.2.3 DELIVERY OF INVOICES. The Company will deliver to the Administrative Agent immediately upon its request while a Default exists duplicate invoices with respect to each Account bearing such language of assignment as the Administrative Agent shall specify.

              4.2.4 DISCLOSURE OF COUNTERCLAIM ON RECEIVABLES. If any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable in excess of $50,000 exists or if, to the knowledge of the Company, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to any such Receivable, the Company will disclose such fact to the Administrative Agent in writing in connection with the inspection by the Administrative Agent of any record of the Company relating to such Receivable and in connection with any invoice or report furnished by the Company to the Administrative Agent relating to such Receivable.

         4.3  INVENTORY AND EQUIPMENT.

              4.3.1 MAINTENANCE OF GOODS. The Company will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment in good repair and working and saleable condition, except for obsolete Equipment no longer used or useful in the Company's business.

              4.3.2 INSURANCE. The Company will (i) maintain fire and extended coverage insurance on the Inventory and Equipment containing a lender's loss payable clause in favor of the Administrative Agent (or, upon request therefor, designating the Administrative Agent as an additional insured) and providing that said insurance will not be terminated except after at least 30 days' written notice from the insurance company to the


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Administrative Agent and that the Administrative Agent shall have the right but not the obligation to pay any insurance premiums, (ii) maintain such other insurance on the Inventory and the Equipment for the benefit of the Agents, the Lenders and any Interest Rate Hedge Providers as is consistent with sound practice in the broadcasting industry and (iii) furnish to the Administrative Agent upon the request of the Administrative Agent from time to time the originals of all policies of insurance on the Inventory and the Equipment and certificates with respect to such insurance.

         4.4  INSTRUMENTS; DELIVERY OF PLEDGED COLLATERAL.  The Company will
(i) deliver to the Administrative Agent immediately upon the execution of this Security Agreement, the originals of all Instruments included in the Collateral (other than, so long as no Default has occurred and is continuing, proceeds of Inventory and Receivables collected in the ordinary course of business), endorsed in blank, marked with such legends and assigned as the Administrative Agent shall specify, and (ii) hold in trust for the Agents, the Lenders and any Interest Rate Hedge Providers upon receipt and immediately thereafter deliver to the Administrative Agent any Instrument evidencing or constituting Collateral (except, so long as no Default has occurred and is continuing, ordinary cash dividends paid with respect to the Instruments which are stock and the Stock Rights related thereto and proceeds of Inventory and Receivables collected in the ordinary course of business).

         4.5 UNCERTIFICATED SECURITIES. The Company will, upon request of the Administrative Agent, from time to time, cause the appropriate issuers of uncertificated securities constituting Instruments to mark their books and records with the numbers and face amounts of all uncertificated securities constituting Instruments and all rollovers and replacements therefor to reflect the Lien of the Agents, the Lenders and any Interest Rate Hedge Providers granted pursuant to this Security Agreement.

         4.6  STOCK.

              4.6.1 CHANGES IN CAPITAL STRUCTURE OF ISSUERS. Except as otherwise permitted by Section 6.12 of the Credit Agreement, the Company will not (i) permit


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or suffer any issuer of corporate securities constituting Collateral which issuer is controlled by the Company to dissolve, liquidate, retire any of its capital stock, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the Instruments in favor of any of the foregoing.

              4.6.2 STOCK RIGHTS. The Company will deliver to the Administrative Agent, promptly upon receipt, all Stock Rights (other than, so long as no Default has occurred and is continuing, ordinary cash dividends received with respect to the Instruments which are stock) and agrees that such Stock Rights shall be held in trust by the Company for the Agents, the Lenders and any Interest Rate Hedge Providers until delivery thereof to the Administrative Agent.

              4.6.3 REGISTRATION OF INSTRUMENTS. The Company will permit any registrable Collateral to be registered in the name of the Administrative Agent or its nominee at any time a Default exists at the option of the Required Lenders.

              4.6.4 EXERCISE OF RIGHTS IN INSTRUMENTS. The Company will permit the Administrative Agent or its nominee at any time a Default exists, without notice but subject to compliance with applicable law and subject to
Section 8.18 hereof, to exercise all voting and corporate rights relating to the Collateral, including, without limitation, exchange, subscription or any other rights, privileges or options pertaining to any shares of the stock pledged as Collateral and the Stock Rights as if it were the absolute owner thereof.

         4.7 FEDERAL CLAIMS; NOTICE TO ADMINISTRATIVE AGENT. If at any time from time to time the Administrative Agent directs the Company to begin doing so, the Company will promptly notify the Administrative Agent of any Collateral which constitutes a claim against the United States government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal law.

         4.8 INTERCOMPANY SECURITY AGREEMENT. So long as any Obligations remain outstanding, the Company covenants and agrees with the Agents, the Lenders and any Interest Rate Hedge Providers that the Company will not


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and will not permit the Subsidiaries to amend or terminate the Intercompany
Security Agreement (as defined in the Credit Agreement).

5.  DEFAULT.

         5.1  Default shall mean "Default" as defined in the Credit Agreement.

         5.2  ACCELERATION AND REMEDIES.  If any Default described in Sections
7.6 or 7.7 of the Credit Agreement shall occur and be continuing with respect to the Company or the Parent, the Obligations shall immediately become due and payable without any election or action on the part of any Agent, any Lender or any Interest Rate Hedge Providers. If any other Default shall occur and be continuing, the Required Lenders may direct the Administrative Agent to declare the Obligations to be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives.

         In such event, the Administrative Agent on behalf of the Agents, the Lenders and any Interest Rate Hedge Providers may, subject to Section 8.18:

              5.2.1 OBLIGATIONS THAT MAY BE ACCELERATED. Exercise any or all of the rights and remedies provided (i) in this Security Agreement, (ii) to a secured party when a debtor is in default under a security agreement by the Uniform Commercial Code as enacted in the State of New York or other applicable jurisdiction, as amended and as in effect from time to time, and (iii) by any other applicable law including, without limitation, any law governing the exercise of a bank's right of setoff or bankers' lien.

              5.2.2 CONTINGENT OBLIGATIONS. With respect to Obligations which are contingent and cannot be accelerated by their nature, the Administrative Agent may require the Company to deposit cash or other acceptable collateral in an amount sufficient to cover principal and interest which will have accrued by the maturity date on said Obligations to be held as security for said Obligations in the special collateral account referred to in Section 7.


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         5.3  COMPANY'S OBLIGATIONS UPON DEFAULT.  Upon the request of the
Administrative Agent after the occurrence and during the continuance of a Default, the Company will, subject to Section 8.18:

              5.3.1 ASSEMBLY OF COLLATERAL. Assemble and make available to the Administrative Agent the Collateral and all records relating thereto at any place or places reasonably specified by the Administrative Agent.

              5.3.2 ADMINISTRATIVE AGENT ACCESS. Permit the Administrative Agent, by the Administrative Agent's representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

6.  WAIVERS, AMENDMENTS AND REMEDIES.

         No delay or omission of any Agent, any Lender or any Interest Rate Hedge Providers to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude other or further exercise thereof or the exercise of any other right or remedy, and no waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent and the Required Lenders, and then only to the extent in such writing specifically set forth; PROVIDED, HOWEVER, that any amendment purporting to release all or any substantial portion of the Collateral shall be valid only if approved in accordance with Section 8.2 of the Credit Agreement. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Agents, the Lenders and any Interest Rate Hedge Providers until the Obligations to the Agents, the Lenders and any Interest Rate Hedge Providers have been paid in full and the Commitments have been terminated.


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7.  PROCEEDS; COLLECTION OF RECEIVABLES.

         7.1 COLLECTION OF RECEIVABLES. The Administrative Agent may at any time after the occurrence and during the continuance of a Default, by giving the Company written notice, elect to require that any or all of the Receivables be paid directly to the Administrative Agent for the benefit of the Agents, the Lenders and any Interest Rate Hedge Providers. In such event, the Company shall, and shall permit the Administrative Agent to, promptly notify the account debtors or obligors under the Receivables of the Agents', the Lenders' and any Interest Rate Hedge Provider's interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under the Receivables directly to the Administrative Agent. Upon receipt of any such notice from the Administrative Agent, the Company shall thereafter hold in trust for the Agents, the Lenders and any Interest Rate Hedge Providers all amounts and proceeds received by it with respect to the Receivables and other Collateral and immediately and at all times thereafter deliver to the Administrative Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Administrative Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4.

         7.2 LOCKBOXES. Upon request of the Administrative Agent at any time after the occurrence and during the continuance of a Default, the Company shall execute and deliver to the Administrative Agent the Administrative Agent's standard form irrevocable lockbox agreements.

         7.3 SPECIAL COLLATERAL ACCOUNT. The Administrative Agent may at any time after the occurrence and during the continuance of a Default require all cash proceeds of the Collateral received by the Administrative Agent to be deposited in a special non-interest-bearing cash collateral account with the Administrative Agent and held there as security for the Obligations. The Company shall have no control whatsoever over said cash collateral account. The Administrative Agent may from time to time (a) deposit the collected balances in said cash collateral account into the Company's general operating account with the Administrative Agent or (b) apply the collected balances in said cash collateral account to the payment of the Obligations whether or not the Obligations shall then be due.

         7.4 APPLICATION OF PROCEEDS. The proceeds of the Collateral shall be applied by the Administrative Agent to payment of the Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

              (a) FIRST, to payment of all reasonable costs and expenses of each Agent incurred in connection with the collection and enforcement of the Obligations or of the security interest granted pursuant to this Security Agreement;

              (b) SECOND, to payment of that portion of the Obligations constituting accrued and unpaid interest, fees and other amounts (other than principal), pro rata amongst each Lender and each Agent in accordance with the proportion which the accrued interest, fees and other amounts (other than principal) constituting Obligations owing to each such Lender or Agent bears to the aggregate amount of accrued interest, fees and other amounts (other than principal) constituting Obligations owing to all of the Lenders and the Agents;

              (c) THIRD, to payment of the principal of the Obligations owing to any Lender or any Interest Rate Hedge Provider, pro rata amongst each of the Lenders and each of the Interest Rate Hedge Providers in accordance with the proportion that the principal of the Obligations owing to each such Lender or Interest Rate Hedge Provider bears to the aggregate amount of principal of the Obligations owing to all of the Lenders and any Interest Rate Hedge Providers; and

              (d) FOURTH, the balance, if any, after all of the Obligations have been satisfied, shall be deposited by the Administrative Agent into the Company's general operating account.

8.  GENERAL PROVISIONS.

         8.1 NOTICE OF DISPOSITION OF COLLATERAL, ETC. The Company hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Company, addressed as set forth in Section 9, at least ten days prior to any such public sale or the time after which any such private sale or other disposition may be made. In addition, the Company waives, to the extent permitted by applicable law, (i) any right to require either any Agent, any Lender or any Interest Rate Hedge Provider to proceed against any other person, to exhaust their rights in any other collateral, or to pursue any other right which either any Agent, any Lender or any Interest Rate Hedge Provider may have, (ii) with respect to the Obligations, presentment and demand for payment, protest, notice of protest and non-payment, and notice of the intention to accelerate, and (iii) all rights of marshalling in respect of any and all of the Collateral.

         8.2 COMPROMISES AND COLLECTION OF COLLATERAL. The Company, the Lenders, the Agents and any Interest Rate Hedge Providers recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable.
In view of the foregoing, the Company agrees that the Administrative Agent may at any time and from time to time, if a Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its reasonable discretion shall determine or terminate or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

         8.3 SECURED PARTY PERFORMANCE OF COMPANY OBLIGATIONS. Without having any obligation to do so, the Administrative Agent may perform or pay any obligation in this Security Agreement which the Company has agreed to perform or pay but which it has failed to so perform or pay in a timely manner after a request therefor from the

Administrative Agent and the Company shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 8.3, together with interest thereon at a rate per annum equal to 2% above the Base Rate. The Company's obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be an Obligation payable on demand.

         8.4 AUTHORIZATION FOR SECURED PARTY TO TAKE CERTAIN ACTION. The Company irrevocably authorizes the Administrative Agent at any time and from to time in the sole discretion of the Administrative Agent and irrevocably appoints the Administrative Agent as its attorney in fact to act on behalf of the Company
(i) at any time (if the Company has failed to do so promptly upon a request therefor) (a) to execute on behalf of the Company as debtor and to file financing statements necessary or desirable in the Administrative Agent's sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent's security interest in the Collateral, and (b) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent's security interest in the Collateral and (ii) at any time after the occurrence and during the continuance of a Default (a) to endorse and collect any cash proceeds of the Collateral, (b) subject to the terms of Section 4.1.6., to enforce payment of the Receivables in the name of the Administrative Agent or the Company, and (c) to apply the proceeds of any Collateral received by the Administrative Agent to the Obligations as provided in Section 7. The Company hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

         8.5 SPECIFIC PERFORMANCE OF CERTAIN COVENANTS. The Company acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.6, 4.4, 5.3, 7 and 8.7 will cause irreparable injury to the Agents, the Lenders and any Interest Rate Hedge Providers, that the Agents, the Lenders and any Interest Rate Hedge Providers have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Agents, the Lenders or any Interest Rate Hedge Providers to seek and obtain specific performance of other obligations of the Company contained in this Security Agreement, that the covenants of the Company contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Company.

         8.6 USE AND POSSESSION OF CERTAIN PREMISES. Subject to the provisions of Section 8.18, upon the occurrence and during the continuance of a Default, the Administrative Agent shall be entitled to occupy and use any premises owned or leased by the Company where any of the Collateral or any records relating to the Collateral are located until the Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay the Company for such use and occupancy.

         8.7 DISPOSITIONS NOT AUTHORIZED. The Company is not authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1.6 and notwithstanding any course of dealing between the Company and the Administrative Agent and other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1.6) shall be binding upon the Agents, the Lenders or any Interest Rate Hedge Providers unless such authorization is in writing signed by the Administrative Agent with the consent of the Required Lenders.

         8.8 DEFINITION OF CERTAIN TERMS. Terms defined in the New York Uniform Commercial Code which are not otherwise defined in this Security Agreement are used in this Security Agreement as defined in the New York Uniform Commercial Code as in effect on the date hereof.

         8.9 BENEFIT OF AGREEMENT. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Company, the Agents, the Lenders and any Interest Rate Hedge Providers and their respective successors and assigns, except that the Company shall not have the right to assign its rights under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent.

         8.10 SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Company contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

         8.11 TAXES AND EXPENSES.  Any Taxes payable or ruled payable by
Federal or State authority in respect of this Security Agreement shall be paid by the Company, together with interest and penalties, if any, other than Taxes expressly excluded under Section 3.2(a)(i) and 3.2(a)(ii) of the Credit Agreement. The Company shall reimburse the Administrative Agent for any and all reasonable out-of-pocket expenses and internal charges customarily charged by the Administrative Agent (including reasonable attorneys', auditors' and accountants' fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral).

         8.12 HEADINGS. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

         8.13 TERMINATION. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Obligations or commitments therefor outstanding) until (i) the Administrative Agent has received written notice of its termination from the Company or its agents or the Liens in favor of the Administrative Agent have been released, (ii) no Obligations to the Agents, the Lenders or any Interest Rate Hedge Providers shall be outstanding and (iii) the Commitments shall have been terminated. At such time, at the reasonable request and sole expense of the Company, the Administrative Agent shall execute and deliver such documents and instruments as may be necessary to evidence such termination and release.

         8.14 ENTIRE AGREEMENT. This Security Agreement embodies the entire agreement and understanding between the Company and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between the Company and the Administrative Agent relating to the Collateral.

         8.15 CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

         8.16 DISTRIBUTION OF REPORTS. The Company authorizes the Administrative Agent, as the Administrative Agent may elect in its sole discretion, to discuss with and furnish to the Agents, the Lenders, any Interest Rate Hedge Providers or to any other person or entity having an interest in the Obligations (whether as a guarantor, pledgor of collateral, participant or otherwise) all financial statements, audit reports and other information pertaining to the Company whether such information was provided by the Company or prepared or obtained by the Administrative Agent provided that such other person or entity agrees to hold such information in confidence except for disclosure (i) to legal counsel, accountants and other professional advisors to such purchaser, (ii) to regulatory officials, (iii) as required by law, regulation or legal process, or (iv) in connection with any legal proceeding to which such person or entity is a party. Neither the Administrative Agent nor any of its employees, officers, directors or agents makes any representation or warranty regarding any audit reports or other analyses of the Company's condition which the Administrative Agent may in its sole discretion prepare and elect to distribute, nor shall the Administrative Agent or any of its employees, officers, directors or agents be liable to any person or entity receiving a copy of such reports or analyses for any inaccuracy or omission contained in or relating thereto.

         8.17 INDEMNITY. The Company hereby agrees to assume liability for, and does hereby agree to indemnify and keep harmless the Agents, the Lenders and any Interest Rate Hedge Providers, and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature, imposed on, incurred by or asserted against the Agents, the Lenders or any

Interest Rate Hedge Providers, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Agents, the Lenders or any Interest Rate Hedge Providers or the Company, and any claim for patent, trademark or copyright infringement), excluding any such losses, claims, damages, penalties, judgments, liabilities, costs and expenses which result from the gross negligence or willful misconduct of any Agent, any Lender or any Interest Rate Hedge Provider.

         8.18 CONTROL; LIMITATION OF RIGHTS.

              (a) Notwithstanding anything herein to the contrary, this Security Agreement, the other Loan Documents and the transactions contemplated hereby and thereby (i) do not and will not constitute, create, or have the effect of constituting or creating, directly or indirectly, actual or practical ownership of the Company by the Agents, the Lenders or any Interest Rate Hedge Providers, or control, affirmative or negative, direct or indirect, by the Agents, the Lenders or any Interest Rate Hedge Providers over the management or any other aspect of the operation of the Company, which ownership and control remains exclusively and at all times in the shareholders of the Company and the Company, and (ii) except for the grant of a security interest hereunder to the extent permitted by law, do not and will not constitute the transfer, assignment, or disposition in any manner, voluntarily or involuntarily, directly or indirectly, of any license at any time issued by the FCC to the Company ("License"), or the transfer of control of the Company within the meaning of
Section 310 of the Communications Act of 1934, as amended.

              (b) Notwithstanding any other provision of this Security Agreement, any foreclosure on, sale, transfer or other disposition of, or the exercise of any right to vote or consent with respect to, any of the Collateral as provided herein or any other action taken or proposed to be taken by the Agents, the Lenders and any Interest Rate Hedge Providers hereunder which would affect the operational, voting or other control of the

Company, shall be pursuant to Section 310 of the Communications Act of 1934, as amended, to any applicable state laws and to the applicable rules and regulations thereunder and, if and to the extent required thereby, subject to the prior approval of the FCC.

              (c) Subject to Section 8.18(e), if a Default shall have occurred and be continuing, the Company shall take any action which the Administrative Agent, on behalf of the Agents, the Lenders and any Interest Rate Hedge Providers, may reasonably request in order to transfer and assign to the Administrative Agent, or to such one or more third parties as the Administrative Agent may designate, or to a combination of the foregoing, each License. To enforce the provisions of this Section 8.18 the Administrative Agent is empowered to request the appointment of a receiver from any court of competent jurisdiction. Such receiver shall be instructed to seek from the FCC an involuntary transfer of control of each such License for the purpose of seeking a bona fide purchaser to whom control will ultimately be transferred. The Company hereby agrees to authorize such an involuntary transfer of control upon the request of the receiver so appointed and, if the Company shall refuse to authorize the transfer, the Company's approval may be required by the court. Upon the occurrence and continuance of a Default, the Company shall further use its best efforts to assist in obtaining approval of the FCC, if required, for any action or transactions contemplated by this Security Agreement including, without limitation, the preparation, execution and filing with the FCC of the assignor's or transferor's portion of any application or applications for consent to the assignment of any License or transfer of control necessary or appropriate under the FCC's rules and regulations for approval of the transfer or assignment of any portion of the Collateral, together with any License.

              (d) The Company acknowledges that the assignment or transfer of each License is integral to the Agents', the Lenders' and any Interest Rate Hedge Provider's realization of the value of the Collateral, that there is no adequate remedy at law for failure by the Company to comply with the provisions of this Section 8.18 and that such failure would not be adequately compensable in damages, and therefore agrees that the agree-ments contained in this Section 8.18 may be specifically enforced.

              (e) Notwithstanding anything to the contrary contained in this Security Agreement or in any other Loan Document, neither any Agent, any Lender nor any Interest Rate Hedge Provider shall, without first obtaining the approval of the FCC, take any action pursuant to this Security Agreement which would constitute or result in any assignment of a License or any change of control of any License or the Company if such assignment or change in control would require, under then existing law (including the written rules and regulations promulgated by the FCC), the prior approval of the FCC.

         8.19 INSURANCE PROCEEDS.  Subject to the provisions set forth in
Section 6.18 of the Credit Agreement, so long as no Default or Unmatured Default has occurred and is continuing or is reasonably anticipated to occur, insurance proceeds received in respect of Inventory, Equipment and Fixtures shall be remitted to the Company by the Administrative Agent, provided that such proceeds are used to rebuild, repair or restore such Inventory, Equipment or Fixtures to a condition at least as good as its former condition or to replace such Inventory, Equipment or Fixture with like property of at least equal value.

         8.20 COMPANY REMAINS LIABLE. Anything herein to the contrary notwithstanding,

              (a) the Company shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed,

              (b) the exercise by the Administrative Agent of any of its rights hereunder shall not release the Company from any of its duties or obligations under any such contracts or agreements included in the Collateral, and

              (c) neither any Agent, any Lender nor any Interest Rate Hedge Provider shall have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Security Agreement, nor shall any Agent, any Lender or any Interest Rate Hedge Provider be obligated to perform any of the obligations or collect or enforce any claim for payment assigned hereunder.

9.  NOTICES; COUNTERPARTS; ETC.

         9.1 SENDING NOTICES. Any notice required or permitted to be given under this Security Agreement shall be in writing and may be, and shall be deemed, given, if mailed, three days after the date when deposited in the United States mail, postage prepaid, or if by telegraph or telex, when delivered to the appropriate office for transmission, charges prepaid, or if by personal delivery or by telecopy, when received, addressed to the Company at the address set forth on Exhibit "A" hereto as its chief executive office (with copies to Sheli Z. Rosenberg, Esq., Rosenberg & Liebentritt, L.P., 2 North Riverside Plaza, Suite 600, Chicago, Illinois 60606, provided, however, that the failure to provide any such copy shall not affect the validity or sufficiency of any such notice), to the Administrative Agent at the address indicated below its signature hereto, to the other Agents and the Lenders at the addresses indicated below their respective signatures to the Credit Agreement and to any Interest Rate Hedge Providers at the addresses provided to the Company and the Administrative Agent in writing by such Interest Rate Hedge Providers.

         9.2 CHANGE IN ADDRESS FOR NOTICES. Each of the Company, the Agents, the Lenders and any Interest Rate Hedge Providers may change the address for service of notice upon it by a notice in writing to the other parties.

         9.3 COUNTERPARTS. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart. This Security Agreement shall be effective when it has been executed by the Company and the Administrative Agent.

         9.4 LOAN DOCUMENT. This Security Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

10. THE ADMINISTRATIVE AGENT.

         Chemical Bank has been appointed Administrative Agent of the Agents, the Lenders and any Interest Rate Hedge Providers hereunder pursuant to Article X of the Credit Agreement, and the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article X. Any successor Administrative Agent appointed pursuant to Article X of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

         IN WITNESS WHEREOF, the undersigned have executed this Security Agreement as of the date first above written.


                                       JCAC, INC.


                                       By:/s/ R. Christopher Weber
                                          -------------------------------------
                                       Title:Sr. Vice President
                                             ----------------------------------



                                       By:/s/ Jon M. Berry
                                          -------------------------------------
                                       Title:Sr. Vice President
                                             ----------------------------------
                                            1300 PNC Center
                                            201 East Fifth Street
                                            Cincinnati, Ohio  45202

                                            Attention: President


                                       CHEMICAL BANK, as Administrative Agent


                                       By:/s/ C.C. Wardell
                                          -------------------------------------
                                       Title:Managing Director
                                             ----------------------------------
                                            227 West Monroe Street
                                            Suite 3300
                                            Chicago, Illinois  60606

                                      EXHIBIT "A"

                   (See Sections 3.4 and 3.5 of Security Agreement)


Chief Executive Office and Mailing Address:

    JCAC, Inc.
    1300 PNC Center
    201 East Fifth Street
    Cincinnati, Ohio  45202

    Attention:  President

Location(s) of Receivables Records (if different from Chief Executive Office above):





Locations of Inventory and Equipment and Fixtures:

A.  PROPERTIES OWNED BY THE COMPANY:

                                         None




B.  PROPERTIES LEASED BY THE COMPANY (Include Landlord's Name):

                                         None

                                     EXHIBIT "B"

Legal Description and Street Address of Property on which Fixtures are located:


                       (See Section 3.9 of Security Agreement)


                                         None



                          Name and Address of Record Owner:


                          ---------------------------------

                          ---------------------------------

                          ---------------------------------

                                     EXHIBIT "C"

                       (See Section 3.10 of Security Agreement)

                           EXISTING LIENS ON THE COLLATERAL


Secured Party      Collateral     Principal Balance        Maturity
- -------------      ----------     -----------------        --------
Banque Pari-       all assets     Up to                    12/31/03
bas, as Agent,                    $300,000,000
granted pursuant
to the Subsidiary
Security Agree-
ment dated as of
February 20, 1996

                                     EXHIBIT "D"

                       (See Section 3.11 of Security Agreement)

                              LIST OF PLEDGED SECURITIES


                                  A.  STOCKS:  None


                                      B.  BONDS:

Issuer             Number    Face Amount    Coupon Rate    Maturity
- ------             ------    -----------    -----------    --------

                              None



                              C.  GOVERNMENT SECURITIES:

Issuer             Number    Face Amount    Coupon Rate    Maturity
- ------             ------    -----------    -----------    --------


                              None